EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACTS:	Ron Klawitter	Michael Newman
	Chief Financial Officer	Investor Relations
	Key Tronic Corporation	StreetConnect
	(509) 927-5295	(206) 729-3625

KEY TRONIC CORPORATION ANNOUNCES

FIRST QUARTER RESULTS

Growing Revenue Contribution from New Customers;

Expecting Strong Revenue and Earnings Growth in Second Half of Fiscal 2008

Spokane Valley, WA— October 30, 2007 — Key Tronic Corporation (Nasdaq: KTCC), a provider of electronic manufacturing services (EMS), today announced its results for the quarter ended September 29, 2007.

For the first quarter of fiscal 2008, Key Tronic reported total revenue of $44.6 million, compared to $55.5 million in the same period of fiscal 2007. Net income for the first quarter of fiscal 2008 was $0.2 million or $0.02 per diluted share, compared to $1.4 million or $0.14 per diluted share for the same period of fiscal 2007.

“As anticipated, we saw slower demand from a number of our established customers in the first quarter of fiscal 2008, while our new programs contributed a growing portion of our revenue,” said Jack Oehlke, President and Chief Executive Officer. “We expect both our established customers and our new customer programs to drive strong revenue and earnings growth in the second half of fiscal 2008.”

“By the end of the fiscal year, we expect to have over 10 new customer programs generating significant revenue streams. We anticipate having a more diversified customer portfolio and a less concentrated revenue base, spanning a wider range of industries. As we continue to execute our long-term strategic plan, we believe Key Tronic is successfully expanding its market presence and becoming more competitive in pursuit of new business as well as maintaining strong relationships with our established customers. We are excited about our progress and our potential for profitable growth in coming periods.”

Business Outlook

For the second quarter of fiscal 2008, the Company expects revenue in the range of $45 million to $48 million, with earnings in the range of $0.03 to $0.06 per share.

Conference Call

Key Tronic will host a conference call today to discuss its financial results at 2:00 PM Pacific (5:00 PM Eastern). A broadcast of the conference call will be available at www.keytronic.com under “Investor Relations” or by calling 800-218-0713 or +1 303-262-2211. A 48-hour replay will be available by calling 800-405-2236 or +1 303-590-3000 (Reservation No. 11098605). A replay will also be available on the Company’s Web site.

About Key Tronic

Key Tronic is a leading contract manufacturer offering value-added design and manufacturing services from its facilities in the United States, Mexico and China. The Company provides its customers full engineering services, materials management, worldwide manufacturing facilities, assembly services, in-house testing, and worldwide distribution. Its customers include some of the world’s leading original equipment manufacturers. For more information about Key Tronic visit: www.keytronic.com.

Some of the statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing verbs such as ‘aims, anticipates, believes, estimates, expects, hopes, intends, plans, predicts, projects or targets’ or nouns corresponding to such verbs. Forward-looking statements also include other passages that are primarily relevant to expected future events or that can only be fully evaluated by events that will occur in the future. Forward-looking statements in this release include, without limitation, the Company’s statements regarding its expectations with respect to quarterly revenue and earnings during fiscal 2008. There are many factors, risks and uncertainties that could cause actual results to differ materially from those predicted or projected in forward-looking statements, including but not limited to the accuracy of customers’ forecasts; success of customers’ programs; timing of new programs; success of new-product introductions; acquisitions or divestitures of operations or facilities; technology advances; changes in pricing policies by the Company, its competitors, customers or suppliers; and the other risks and uncertainties detailed from time to time in the Company’s SEC filings.

KEY TRONIC CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	First Quarters Ended
	September 29 2007	September 30 2006
Net sales	$44,550	$55,512
Cost of sales	41,488	50,218

Gross profit on sales	3,062	5,294

Operating expenses:
Research, development and engineering	677	893
Selling	330	520
General and administrative	1,568	2,064

	2,575	3,477

Operating income	487	1,817

Interest expense	269	333

Income before income taxes	218	1,484

Income tax provision	35	65

Net income	$183	$1,419

Earnings per share:

Earnings per common share—basic	$0.02	$0.14
Weighted average shares outstanding—basic	9,928	9,842

Earnings per common share—diluted	$0.02	$0.14
Weighted average shares outstanding—diluted	10,328	10,458

KEY TRONIC CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	September 29 2007	June 30 2007

ASSETS
Current Assets:
Cash and cash equivalents	$904	$3,386
Trade receivables—net	26,592	30,383
Inventories	34,077	32,346
Other	7,307	6,532

Total current assets	68,880	72,647

Property, plant and equipment, net	11,128	11,248

Other Assets:
Restricted cash	130	509
Deferred income tax asset—net	3,500	3,500
Other—net	645	719
Goodwill	765	765

Total other assets	5,040	5,493

Total Assets	$85,048	$89,388

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$24,960	$24,104
Accrued compensation and vacation	3,161	3,713
Current portion of long term obligations	349	344
Other	3,122	3,264

Total current liabilities	31,592	31,425

Long-Term Liabilities:
Revolving loan	8,857	13,081
Other	1,049	1,638

Total long-term liabilities	9,906	14,719

Shareholders’ Equity:
Common stock, no par value, authorized 25,000 shares; issued and outstanding 9,971 and 9,921 shares	39,171	39,048
Retained earnings	4,379	4,196

Total shareholders’ equity	43,550	43,244

Total Liabilities and Shareholders’ Equity	$85,048	$89,388